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                                                                       EXHIBIT 8

                       [ROSENMAN & COLIN LLP LETTERHEAD]

                                                                October 28, 1997

1999 Broadway Associates
  Limited Partnership
c/o Winthrop Financial Associates,
  A Limited Partnership
Five Cambridge Center, 9th Floor
Cambridge, Massachusetts 02142-1493

Re:  Rights Offering

Gentlemen:

     You have requested our opinion with respect to certain federal income tax matters in connection with the offering (the 'Offering') by 1999 Broadway Associates Limited Partnership, a Delaware limited partnership organized in 1989 (the 'Partnership'), to holders of record ('Unitholders') of units of limited partnership interests in the Partnership, of subscription rights to purchase 12% cumulative preferred units of limited partnership interests ('Preferred Units') in the Partnership, as more fully described in the proxy statement and prospectus (the 'Prospectus') included in the Registration Statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission on September 26, 1997, as amended (the 'Registration Statement'). All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

     We have acted as counsel to the Partnership in connection with the Offering. In connection with your request, we have reviewed the following documents: (a) the Registration Statement; (b) the form of amended and restated agreement of limited partnership of the Partnership filed as an exhibit to the Registration Statement (the 'Partnership Agreement'); (c) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and (d) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

     In rendering this opinion, we have assumed, with your permission, that: the Offering will be consummated in accordance with its terms; the statements and descriptions contained in the Registration Statement are accurate; and the representations of the General Partner set forth herein are accurate. Although we have no reason to believe that such assumptions are not correct, we have not independently investigated or verified any of the underlying facts upon which such assumptions are based.

     In rendering this opinion, we also have relied upon the General Partner's representations that: (1) the Partnership will be operated and administered in accordance with the Partnership Agreement, the Prospectus and the Delaware Revised Uniform Limited Partnership Act; (2) for each taxable year since its formation, the Partnership has been classified for federal income tax purposes as a partnership and not as an association taxable as a corporation, and has come within applicable safe harbors for avoiding treatment as a 'publicly traded partnership' within the meaning of Section 7704(b) of the Internal Revenue Code of 1986, as amended (the 'Code'); (3) each person who becomes the record owner of a Preferred Unit will be validly admitted to the Partnership as a limited partner on the date such person becomes the record owner of such Preferred Unit in accordance with the provisions of the Partnership Agreement; (4) the General Partner shall not recognize or consent to any assignments or transfers of limited partnership interests that would cause the Partnership to be unable to satisfy applicable safe harbors for avoiding treatment as a publicly traded partnership; (5) the

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Partnership will treat the Preferred Units as equity for both financial reporting and tax purposes; and (6) payment of the Preferred Units' cumulative annual return and liquidation preference will not be secured or guaranteed.

     In addition to the aforementioned documents, assumptions and representations, our opinion is based upon federal income tax law as currently in effect, including the Code, applicable Treasury Regulations, existing judicial decisions and Internal Revenue Service ('IRS') rulings, practices and procedures, all as in effect on the date hereof. There can be no assurance, however, that the legal authorities on which this opinion is based will not change, perhaps retroactively, that the representations of the General Partner and the factual assumptions underlying this opinion will continue to be accurate, or that the future circumstances of the General Partner or the Partnership will not change, any of which events could adversely affect the conclusions set forth in this opinion. Furthermore, the law as to many tax matters material to an investment in the Partnership is uncertain. Accordingly, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of our conclusions. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case.

     Based on and subject to the foregoing, we are of the opinion that, for federal income tax purposes:

          A. Following the issuance of the Preferred Units, the Partnership will continue to be treated as a partnership and not as an association taxable as a corporation.

          B. The statements made in the Prospectus under the caption 'Certain Income Tax Considerations', to the extent they involve matters of federal income tax law, are accurate in all material respects as of the date hereof.

     Except as expressly set forth above, we express no opinion on any issue relating to the Partnership, the Offering, the Preferred Units or the Unitholders.

     We hereby consent to the references to our Firm under the caption 'Certain Income Tax Considerations' in the Prospectus, and to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          ROSENMAN & COLIN LLP

                                          BY: JILL E. DARROW
                                            A Partner